Exhibit 99.1

Press Release www.shire.com

Shire to Highlight Pipeline Progress and Breadth of Innovative Portfolio in R&D Day
Company to Profile Key Late-Stage Assets Projected to Drive $3 Billion in Growth by 2020

Lexington, MA – December 1, 2014 – Shire plc (LSE: SHP, NASDAQ: SHPG) announces today that it will host a live webcast in conjunction with its Research and Development (R&D) Day on Wednesday, December 10, 2014, from 8:00 a.m. to 3:30 p.m. EST at the Alexandria Center in New York City.

Shire will provide an update to the investment community on the Company’s R&D pipeline, which is focused on innovative medicines to treat rare diseases and other specialty conditions. The R&D Leadership Team will highlight a number of programs in Shire’s research portfolio, as well as provide updates on several clinical programs in development, including SHP606 (lifitegrast) in Dry Eye Disease, SHP625 (LUM001) in Cholestatic Liver Disease, SHP626 (LUM002) for adults with Nonalcoholic Steatohepatitis (NASH), and SHP607 for the prevention of Retinopathy of Prematurity (ROP).

Members of Shire’s R&D Leadership Team, in conjunction with physicians, will provide an update on the company’s R&D strategy and pipeline, and the science behind its current rare disease programs in Gastrointestinal/Hepatology, Ophthalmics, Complement Pathway Disorders and the Central Nervous System. Presentations will also include a review of the diseases these investigational medicines treat. Shire speakers scheduled to present include:

Flemming Ornskov, MD, MPH, Chief Executive Officer, and
Phil Vickers, Ph.D., Head of Research & Development.

Presentations will also be delivered by key members of the research and clinical team, including:

Howard Mayer, MD, Head of Clinical Development,
Ciara Kennedy, Ph.D., Head of Cholestatic Liver Diseases,
Norman Barton, MD, Global Development Team Lead, and
Albert Seymour, Ph.D., Head of Research and Nonclinical Development.

These presentations will be broadcast via a live webcast that can be accessed under the "Presentations & Webcasts" tab in the Investor Relations section of the Company’s website at www.shire.com. A replay of the webcast will be archived on the website following the presentation.

The details of the Conference Call are as follows:
UK Toll-Free Number: 08082370033
UK and International Number: +44 (0) 2034262889
US Toll Number: +16467224897
US Toll-Free Number: 18778414559

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Cotrone	jcotrone@shire.com	+1 781 482 9538

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Neuroscience, Rare Diseases, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR are subject to generic erosion and revenues from INTUNIV will become subject to generic competition starting in December 2014;

•
the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues, financial condition and results of operations;

•
Shire conducts its own manufacturing operations for certain of its products and is reliant on third party contract manufacturers to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time;

•
the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies. Submission of an application for regulatory approval of any of our product candidates, such as our planned submission of a New Drug Application to the FDA for Lifitegrast, may be delayed for any number of reasons and, once submitted, may be subjected to lengthy review and ultimately rejected. Moreover, regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•
the actions of certain customers could affect Shire's ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely impact Shire’s revenues, financial condition or results of operations;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•
adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•
Shire faces intense competition for highly qualified personnel from other companies, academic institutions, government entities and other organizations. Shire is undergoing a corporate reorganization and the consequent uncertainty could adversely impact Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	failure to achieve Shire’s strategic objectives with respect to the acquisition of ViroPharma Incorporated may adversely affect Shire’s financial condition and results of operations;

and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including those risks outlined in “Item 1A: Risk Factors” in Shire’s Annual Report on Form 10-K for the year ended December 31, 2013.